Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Creative Realities, Inc. and Subsidiaries (the “Company”) on Form S-1/A (No. 333-209847) and Form S-8 (Nos. 333-189318, 333-181999, 333-174861, 333-167454, 333-159927, 333-147458 and 333-145795) of our report dated March 26, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016, and for each of the years then ended, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 26, 2018